Exhibit 2.1

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

This MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of the Effective Date by and between the party identified on the Seller Signature Page as the Seller and the party identified on the Buyer Signature Page as the Buyer.

R E C I T A L S

WHEREAS, Buyer and Seller desire to establish the terms by which Seller will sell to Buyer, and Buyer will purchase from Seller, certain mortgage loans on an “as is-where is” basis, all as more particularly set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Certain definitions are contained in Schedule 1, which is attached to, and made a part of, this Agreement.

ARTICLE II

AGREEMENT TO PURCHASE AND SELL THE MORTGAGE LOANS;

CLOSING REQUIREMENTS

Section 2.01 Agreement to Purchase and Sell the Mortgage Loans. Subject to the terms and provisions of this Agreement, Seller hereby agrees to sell, transfer, assign and convey unto Buyer, and Buyer hereby agrees to purchase and accept from Seller without recourse, representation or warranty, except as set forth herein in Section 3.1(b), all of Seller’s right, title and interest in and to the Mortgage Loans.

Section 2.02. Custodial Review of Mortgage Files. If Buyer so requests, during the ten (10) Business Day period preceding the Closing Date, Seller shall cause the Mortgage File for each Mortgage Loan to be made available to Buyer’s Custodian in order for Buyer’s Custodian to review the Mortgage Files to determine if the documents required to be in the Mortgage Files are included in the Mortgage Files. Buyer shall promptly advise Seller of any Mortgage Files which are missing documents and Seller shall have the opportunity to cure said deficiencies prior to the Closing Date. Buyer shall have no obligation to purchase any Mortgage Loan with an incomplete Mortgage File as determined by Buyer in its sole good faith discretion.

Section 2.03 Closing. The Closing shall be deemed to be held on the Closing Date at the offices of Seller, or such other place or by telephone or mail as agreed by Seller and Buyer, in a substantially contemporaneous closing.

(a) Seller will sell, assign, convey and transfer to Buyer all Seller’s right, title and interest in and to the Mortgage Loans and will deliver the Mortgage Files to Buyer. It shall be the Seller’s responsibility to prepare and execute the foregoing transfer documents to be made available on the Closing Date. Buyer agrees, acknowledges, confirms and understands that Seller shall be responsible for the recording and/or filing of the originals of any Assignments of Mortgage and Deeds required to transfer the related Mortgage from MERS and that the Buyer shall reimburse the Seller for all costs, fees and expenses for the recording and/or filing of the Assignments of Mortgage and Deeds. Seller shall be responsible for all costs, fees and expenses arising from and in connection with the repurchase of any Mortgage Loan pursuant to this subparagraph (a).

(b) By 3:00 P.M. Eastern Time on the Closing Date, Buyer will pay the Purchase Price for 100% of the Mortgage Loans to Seller via wire transfer in immediately available funds to the account specified in writing by Seller.

(c) On the Closing Date, Seller shall deliver to Buyer a Mortgage Loan Schedule that is current as of the Closing Date.

Section 2.04 Post-Closing. Following the Closing Date:

(a) All Monthly Payments and Principal Prepayments received by Seller on or after the Cut-off Date shall belong to Buyer, and Seller shall forward any remittances received by Seller from Seller’s Servicer (which will be net of any Interim Servicing Fees and any Servicing Advances (as defined herein) made after the Cut-off Date) within the later of the Remittance Date or 15 days after receipt by Seller; provided, however, that the Seller shall not make any Servicing Advance following the Cut-off Date without the prior written consent of the Buyer; provided, further that, Seller shall be permitted to make protective advances, not to exceed $1,000 (unless otherwise approved in writing by Buyer), on any Mortgage Loan during such period to ensure the related mortgaged property is not lost to any tax sale and will not be in violation of any municipal upkeep or safety ordnances or requirements.

(b) All Monthly Payments received before the Cut-off Date shall belong to Seller. Principal Prepayments received by Seller on or before the Cut-off Date shall belong to Seller only to the extent that such Principal Prepayment was not included in the amount set forth in the Mortgage Loan Schedule as the principal amount outstanding.

(c) Buyer shall not be required to pay Seller or Seller’s Servicer for any amounts advanced with respect to any expenses incurred and all monetary advances (including, without limitation, any escrow advances) made by Seller or Seller’s Servicer or a prior servicer in connection with or related to a Mortgage Loan that have not been reimbursed to Seller or Seller’s Servicer (a “Servicing Advance”) on or prior to the Cut-off Date or any servicing fees accruing through the Cut-off Date, the reimbursement or payment of which shall be the sole responsibility of Seller.

(d) Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, Mortgage and Mortgage File with respect to each Mortgage Loan shall be vested in Buyer, and the ownership of all other records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Buyer. Seller shall deliver to Buyer any documents that come into its possession with respect to the Mortgage Loans following the sale of the Mortgage Loans to Buyer.

Section 2.05 Transfer as Sale. It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by Seller to Buyer as contemplated by this Agreement be construed as a sale of the Mortgage Loans by Seller to Buyer. It is not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by Seller or Buyer or any assignee of Buyer to secure a debt or other obligation of Seller.

Section 2.06. Closing Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereunder are completed, Buyer and Seller shall each be responsible for the payment of its own closing expenses including the conduct of any due diligence investigation, and its expenses in negotiating and carrying out its obligations under this Agreement; provided, however, that Seller shall be responsible for any commission payable to MountainView Capital Group in connection with the sale of the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

REMEDIES; COVENANTS OF SELLER

Section 3.01 Seller Representations and Warranties. Seller represents and warrants to Buyer that as of the Closing Date:

(a)	With respect to Seller:

(1) Seller is the type of legal entity specified in the Seller Signature Page, is duly organized, validly existing and in good standing under the laws of the state of its organization as specified in the Seller Signature Page;

(2) Seller has obtained all required consents, approvals and authorizations, and has the full power and authority to sell each such Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement, Seller’s Executive Management has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, each Deed and each Assignment of Mortgage to Buyer constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(3) The execution and delivery of this Agreement, the sale of Mortgage Loans to Buyer, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will not materially conflict with or result in a material breach of any of the terms, conditions or provisions of Seller’s organizational documents or any legal restriction or any agreement or instrument to which Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(4) No consent, approval, authorization or order of any court or governmental agency or body or other party is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement, the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained; and

(6) Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Buyer in connection with such declaration.

(b)	With respect to the Mortgage Loans:

(i)	the Seller is the lawful owner of each Mortgage Loan with the full right to transfer such Mortgage Loan,

(ii)	The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the Cut-off Date;

Other than the foregoing, Seller makes no other representation or warranty, express or implied, regarding the Mortgage Loans. The Mortgage Loans are being sold to Buyer “without recourse,” except as specifically set forth herein. Buyer acknowledges that it may not be able to collect on any Mortgage Loan from the applicable Mortgagor.

It is understood and agreed that the representations and warranties set forth herein shall survive the sale of the Mortgage Loans and shall inure to the benefit of the Buyer, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document for a period of one-hundred and eighty (180) days following the Closing Date. Upon discovery during such period by the Seller or the Buyer of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of the Mortgage Loans or the interest of the Buyer in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. The Seller shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to investigate, and if appropriate correct or cure such breach. The Seller hereby covenants and agrees that if any such claim of breach is not corrected or cured within such sixty (60) day period, the Seller shall, within thirty (30) days of the conclusion of such sixty (60) day period, reimburse the Buyer for damages, expenses or any other losses in an aggregate amount not to exceed the Purchase Price for the related Mortgage Loan, to be wired to Buyer.

Section 3.02. Indemnification by Seller. Seller shall indemnify and hold Buyer harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable attorneys’ fees and expenses and related costs, expenses of litigation, judgments, and any other costs, fees and expenses resulting from (i) a breach of any representation or warranty made by Seller pursuant to this Article or (ii) any action or omission on the part of Seller or any prior owner or servicer of the Mortgage Loans with respect to (x) any litigation prior to the transfer of such litigation to Buyer in accordance with this Agreement, (y) Seller’s or such prior owners’ or servicers’ servicing or management of such Mortgage Loan, or (z) any activities of Seller occurring after the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Buyer Representations and Warranties. Buyer represents and warrants to Seller that as of the Closing Date:

(a) Buyer is the type of legal entity specified in the Buyer Signature Page, is duly organized, validly existing and in good standing under the laws of the state of its organization as specified in the Buyer Signature Page.

(b) Buyer has obtained all required consents, approvals and authorizations, and has the full power and authority to purchase each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) The execution and delivery of this Agreement, the acquisition of Mortgage Loans by Buyer, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions of this Agreement will not materially conflict with or result in a material breach of any of the terms, conditions or provisions of Buyer’s organizational documents or any legal restriction or any agreement or instrument to which Buyer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which Buyer or its property is subject;

(d) At the date hereof, Buyer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e) There is no litigation pending or, to Buyer’s knowledge, threatened with respect to Buyer which is reasonably likely to affect adversely the purchase of the Mortgage Loans or the execution, delivery or enforceability of this Agreement;

(f) No consent, approval, authorization or order of any court or governmental agency or body or other party is required for the execution, delivery and performance by Buyer of or compliance by Buyer with this Agreement, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(g) Buyer is a sophisticated investor and its bid and decision to purchase the Mortgage Loans are based upon its own independent expert evaluations of the Mortgage Files and other materials made available by Seller and deemed relevant by Buyer and its agents. Buyer has not relied in entering into this Agreement upon any oral or written information from Seller, or any of its respective employees, affiliates, agents or representatives, other than the representations and warranties of Seller contained herein. Buyer has had an opportunity to perform an examination of the Mortgage Loans. Buyer further acknowledges that no employee or representative of Seller has been authorized to make, and that Buyer has not relied upon, any statements or representations other than those specifically contained in this Agreement. Without limiting the foregoing, Buyer acknowledges that, except as specifically set forth in this Agreement, Seller has made no representations or warranties as to the Mortgage Loans including without limitation, the value, marketability, condition or future performance thereof, the existence of leases or the status of any tenancies or occupancies with respect thereto, the applicability of any rent control or rent stabilization laws on the compliance or lack of compliance thereof with any laws including without limitation, environmental, land use or occupancy laws;

(h) Buyer has been urged, invited, directed and provided the opportunity to conduct such due diligence review and analysis of the due diligence materials (including, but not limited to the content of the Mortgage Files and related information), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any Mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as Buyer deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Mortgage Loans;

(i) Buyer acknowledges and agrees that except for warranties and representations set forth in this Agreement, Seller has not and does not represent, warrant or covenant the nature, accuracy, completeness, enforceability or validity of any of the documents in the Mortgage Files, and, subject to the terms of this Agreement, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Buyer with respect to any and all Mortgage Loans is sold, transferred, assigned and conveyed to Buyer on an “as is, where is” basis, with all faults. Nothing herein is intended to relieve Seller of any obligation or liability resulting from breach of any representations or warranty expressly set forth herein; and

(j) Buyer acknowledges that the Mortgage Loans (including the contents of the Mortgage File) may have limited or no liquidity and Buyer has the financial wherewithal to own the Mortgage Loans and the Mortgage File for an indefinite period of time and to bear the economic risk of an outright purchase of the Mortgage Loans and the Mortgage File and a total loss of the Purchase Price for the Mortgage Loans.

Section 4.02. Survival. Each and every representation, warranty and covenant made by Buyer in this Agreement shall survive the closing; provided, however, that Seller shall not have any remedy for the breach of any representation, warranty or covenant of Buyer contained in this Article IV except as provided in this Article IV.

Section 4.03. Indemnification by Buyer. Buyer shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable attorneys’ fees and expenses and related costs, expenses of litigation, judgments, and any other costs, fees and expenses (each, a “liability”) resulting from (i) a breach of any representation or warranty made by Buyer pursuant to this Article or (ii) Buyer’s ownership, servicing or management of any Mortgage Loan.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

Section 5.01. Conditions Precedent to Closing. The obligations of Buyer to effect the Closing shall be subject to the fulfillment or waiver on or prior to the Closing Date (or such earlier date as is specified below), of the following conditions:

(a) Seller shall have in all material respects performed all obligations required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement; and

(b) The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by Buyer (it being understood that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified).

Section 5.02. Conditions to Obligation of Seller. The obligations of Seller to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Buyer shall have in all material respects performed all obligations required to be performed by it under this Agreement pursuant to the terms of this Agreement on or prior to the Closing Date; and

(b) The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by Seller (it being understood that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified).

Section 5.03. Termination. This Agreement may be terminated in writing on or before the Closing Date (i) by the mutual consent of the parties hereto, (ii) by Buyer, if the conditions to Buyer’s obligations to closing set forth in this Article are not fulfilled as and when required to be fulfilled, or (iii) by Seller, if the conditions to Seller’s obligations to closing set forth under this Article are not fulfilled as and when required to be fulfilled. In the event of a termination of this Agreement pursuant to clause (i) or (ii) above, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto, and Seller shall not be entitled to any monetary damages or other remedies. In the event of a termination of this Agreement by Seller pursuant to clause (iii) above, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto.

ARTICLE VI

SERVICING

Section 6.01. Conveyance of Servicing. Between the date of this Agreement and the Servicing Transfer Date, Seller shall cause Seller’s Servicer to continue to service the Mortgage Loans employing the standards and procedures employed as of the date hereof, consistent with Accepted Servicing Practices. Buyer shall be bound by the actions taken by Seller prior to the Closing Date. Buyer shall take no action to communicate with any Mortgagor or enforce or otherwise service or manage such Mortgage Loans with respect to such Mortgage Loans until after the Closing Date. Seller shall transfer all rights to servicing with respect to the Mortgage Loans to Buyer as provided in this Article, no later than the Servicing Transfer Date.

Section 6.02. Transfer of Servicing. All the Mortgage Loans shall be sold and conveyed to the Buyer on a servicing released basis. The transfer of servicing shall occur in accordance with Buyer’s written instructions. As of the Servicing Transfer Date, the actual performance of the servicing of the Mortgage Loans and all rights, obligations, liabilities and responsibilities with respect to the servicing of the Mortgage Loans shall pass to the Buyer, and the Seller shall be discharged from all duties, obligations and liabilities arising from such servicing from and after the Servicing Transfer Date. In no event shall Seller or Seller’s Servicer have any liability for any act taken or omission made at the request of or with the consent of the Buyer. Seller shall cause Seller’s Servicer to service the Mortgage Loans until the Servicing Transfer Date in a manner which is consistent with the terms of this Agreement, Accepted Servicing Practices and applicable law. If on the Servicing Transfer Date, there are any positive balances in any escrow account relating to the Mortgage Loans, custody of such balances shall be transferred to Buyer on the Remittance Date, and Seller shall deliver to Buyer an updated Mortgage Loan Schedule reflecting such amounts.

Section 6.03. Remittance. On the Remittance Date, Seller shall cause Seller’s Servicer to submit the Remittance Report to Buyer, certified by an appropriate officer of Seller’s Servicer, showing the Remittance Amount. On the Remittance Date, Seller shall cause Seller’s Servicer to distribute to Buyer the Net Remittance Amount. The Net Remittance Amount, if a positive number, shall be payable to Buyer by wire transfer of immediately available funds to an account specified in writing by Buyer.

Section 6.04. Escrows/Taxes and Other Related Payments. From and after the Closing Date, and to the extent paid or delivered to Buyer, Buyer hereby agrees to assume, undertake and discharge any and all obligations of the owner of the related Mortgage Loans relating to the escrow, maintenance of escrow and payments from escrow of moneys paid by or on account of a Mortgagor (including without limitation, any obligation to pay interest accruing after the Cut-off Date to a Mortgagor on the amounts held in any escrow accounts), if required by applicable law. After the Cut-off Date and through the Servicing Transfer Date, Seller’s Servicer shall maintain and fund escrows in accordance with servicing practices of prudent mortgage lending institutions and applicable law, and all collected and undisbursed escrow balance amounts relating to the Mortgage Loans shall be administered by Seller or Seller’s Servicer for the account of Buyer. Seller or Seller’s Servicer shall pay over and/or deliver custody of such collected and undisbursed amounts to Buyer on the Remittance Date.

Section 6.05. Condemnation and Insurance Proceeds. Seller agrees to give Buyer written notice of any action or proceeding instituted or pending, in eminent domain or for condemnation affecting any material part of any Mortgaged Property, promptly after Seller’s receipt thereof. If, after the Cut-off Date but prior to the Closing Date, all or any part of such Mortgaged Property is taken by condemnation or eminent domain proceeding or other transfer in lieu thereof, or if a Mortgaged Property is damaged in whole or in part, Seller will credit to Buyer on the Closing Date an amount equal to the Condemnation Proceeds or the Insurance Proceeds, as the case may be, to the extent received by Seller in respect of such condemnation or damage. If by the Closing Date, Seller has not received the Condemnation Proceeds or the Insurance Proceeds, as the case may be, then the parties shall still consummate the conveyance on the Closing Date of the Mortgage Loan relating to such Mortgaged Property, and as of such Closing Date, Buyer shall be entitled to all rights of Seller to the Condemnation Proceeds and the Insurance Proceeds, if any, and to all other rights or claims arising out of or in connection with any such eminent domain condemnation action or proceeding or hazard insurance claim, or the Buyer shall have no obligation to purchase the Mortgage Loan related to the Mortgage Property.

Section 6.06. Notice to Mortgagors. Seller and Buyer shall comply with their respective obligations to provide notice of transfer of servicing to Mortgagors pursuant to Section 6 of the Real Estate Settlement Procedure Act, including, without limitation obligations pursuant to Section 6.12 herein.

Section 6.07. Pending Legal Proceedings.

(a) After the Cut-off Date and prior to the Closing Date, Seller shall cause Seller’s Servicer to prosecute its legal remedies with respect to the Mortgage Loans employing the same standards and procedures employed as of the date hereof, consistent with the servicing practices of prudent mortgage lending institutions and applicable law. Seller and Seller’s Servicer shall not have any right to participate after the Closing Date for their own account in litigation relating to any Mortgage Loan sold to Buyer and will cooperate within reason and make its employees who are knowledgeable in matters relating to any such litigation available to Buyer.

(b) With respect to any Mortgage Loan which is, as of the Closing Date, the subject of litigation, bankruptcy or foreclosure, Buyer and Seller agree to cooperate and use their best efforts, within ninety (90) days after the Servicing Transfer Date, to (i) notify the Clerk of the Court, any foreclosing trustee and all counsel of record in each such proceeding of the transfer of the Mortgage Loan from Seller to Buyer, (ii) file pleadings to relieve Seller’s counsel of record from further responsibility in such litigation (unless said counsel has agreed, with Seller’s written consent, to represent Buyer in said proceedings at Buyer’s expense), and (iii) remove Seller as a party in such action and substitute Buyer as the real party-in-interest, and change the caption thereof accordingly. In connection therewith, after the Closing Date, Buyer shall have the sole responsibility to determine the appropriate direction and strategy for such litigation or proceeding. If Buyer fails to use its best efforts to comply with the above requirements, Seller, upon prior written notice to Buyer, may on Buyer’s behalf complete any of the actions specified in clauses (i), (ii) and (iii) above. Buyer acknowledges that its failure to comply with the provisions of this paragraph may affect Buyer’s rights in any such litigation or proceeding (including, without limitation, any dismissal with prejudice or the running of any statute of limitations), if any such action or proceeding is dismissed.

(c) Buyer shall, upon receipt of Seller’s or Seller’s Servicer’s invoice, together with applicable vendors’ invoices, reimburse Seller for any costs, expenses and legal fees incurred by Seller or Seller’s Servicer in connection with any action taken by Seller and for any fees, costs and expenses incurred by Seller or Seller’s Servicer from and after the Cut-off Date in connection with Buyer’s failure to use its best efforts to comply with the requirements of this Section 6.07.

Section 6.08. Billing. If the Remittance Amount is insufficient to pay or reimburse Seller’s Servicer the sum of the unreimbursed Servicing Advances (paid after the Cut-off Date by Seller or

Seller’s Servicer with respect to any Mortgage Loan), and as a consequence the Net Remittance Amount is a negative number, Seller’s Servicer shall indicate in the Remittance Report the amount thereof that remains unreimbursed and unpaid, and Buyer shall within seven (7) Business Days of the Remittance Date pay the Net Remittance Amount to Seller’s Servicer by wire transfer of immediately available funds to an account specified in writing by Seller’s Servicer.

Section 6.09. Seller’s Covenants. Between the date hereof and the Closing Date, without the prior written consent of Buyer, neither Seller nor Seller’s Servicer shall (a) except as required by law or the terms of the Mortgage Loan Documents, release any collateral or any party from any liability on or with respect to any of the Mortgage Loans, (b) compromise or settle any claims of any kind or character with respect to any of the Mortgage Loans, or (c) initiate, complete or otherwise take any action with respect to a foreclosure on any of the Mortgaged Property except to the extent required pursuant to action taken prior to the date hereof.

Section 6.10. Transfer of Servicing Files. Buyer (or such agent as Buyer may designate by written notice to the Seller) shall take delivery of the Servicing Files on the Servicing Transfer Date either (i) at the place or places designated by the Buyer by written notice to Seller, which notice shall be given no later than five (5) Business Days prior to the Servicing Transfer Date, or delivered by courier no later than five (5) Business Days prior to the Servicing Transfer Date. From and after such delivery of the Servicing Files to Buyer, the Seller shall have no responsibility therefor and all risk of loss or damage with respect to such Servicing Files inure to Buyer.

Section 6.11. Loans in Foreclosure. With respect to any Mortgage Loan which, as of the Closing Date, is the subject of litigation, bankruptcy or foreclosure, Seller and Buyer shall cooperate and use their respective best efforts to effect the substitution of Buyer in Seller’s stead as the real party in interest in such pending legal proceedings, as further provided herein.

Section 6.12. Preparation of Forms 1098 and 1099. Seller shall cause Seller’s Servicer to prepare and distribute to each Mortgagor, in the name of Seller’s Servicer, forms relating to interest paid by the Mortgagor on the related Mortgage Loan and to the extent that moneys are paid to such Mortgagor, forms relating to interest paid to the Mortgagor, and shall report the same to the Internal Revenue Service with respect to the periods prior to and including the Servicing Transfer Date. Buyer, or it’s designee, will prepare and distribute to each Mortgagor, in the name of Buyer, forms relating to interest paid by or to such Mortgagor on the related Mortgage Loan and shall report the same to the Internal Revenue Service with respect to the periods after the Servicing Transfer Date.

Section 6.13. Notice to Mortgagors: Remittance of Funds. Seller’s Servicer and Buyer, or it’s designee, each shall, at its own expense and in accordance with applicable law and regulation, notify each Mortgagor of the sale of the related Mortgage Loan, the transfer of the servicing in respect thereof to Buyer and the new address to which payments on the Mortgage Loans should be sent after the Servicing Transfer Date, all in accordance with applicable law. Within one (1) Business Day after receipt by Seller’s Servicer, Seller shall cause Seller’s Servicer to endorse and send to Buyer, or it’s designee, via overnight mail or delivery service any checks or other funds in respect of any Mortgage Loan that are received by Seller’s Servicer after the Servicing Transfer Date.

Section 6.14. Forwarding Post-Servicing Transfer Date Items. Seller shall cause Seller’s Servicer to, every other day during the first calendar month and weekly thereafter, send to Buyer, or it’s designee, via overnight mail or delivery service any Mortgagor correspondence, insurance notices, tax bills or any other correspondence or documentation in respect of any Mortgage Loan that are received by Seller’s Servicer after the Servicing Transfer Date.

Section 6.15. Other Notices. Seller’s Servicer shall be responsible for preparing and delivering letters notifying insurers, taxing authorities, foreclosure attorneys, and any other third parties who will have a need to know of the transfer of servicing with respect to the Mortgage Loans. Buyer will reimburse the Seller’s Servicer for Seller’s Servicer’s out-of-pocket costs and expenses incurred in preparing and delivering such letters and notices.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Amendment. This Agreement may be amended from time to time by the parties only by written agreement signed by Seller and Buyer.

Section 7.02 Governing Law; Venue. (a) This Agreement shall be deemed to have been made in the State of New York, and shall be interpreted and the rights and obligations of Seller and Buyer hereunder determined, in accordance with the laws of such state, without regard to the principles of conflicts of law of such state.

(b) For the purposes of any suit, action or proceeding involving this Agreement, Seller and Buyer hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New York and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and Seller and Buyer agree that such courts shall have exclusive jurisdiction over any such suit, action, or proceeding commenced by either or both of said parties. In furtherance of such agreement, either party agrees upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c) Seller and Buyer hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of New York and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.03 Notices. Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered, if sent by registered or certified mail (return receipt requested); or (ii) when delivered, if sent by overnight mail or national overnight courier. In each case, to the parties using the respective address provided in the Buyer Signature Page and the Seller Signature Page (or at such other addresses as shall be specified by like notice). The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication within any corporation or firm to the persons designated to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval declaration or other communication.

Section 7.04 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 7.05 Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

Section 7.06 Execution; Successors and Assigns. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.

Section 7.07 Assignment. (a) Buyer shall have the right to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of Buyer hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Buyer with respect to such Mortgage Loans. All references to Buyer in this Agreement shall be deemed to include its assignee or designee.

(b) This Agreement may not be assigned by Seller without the express prior written consent of Buyer, which consent may be withheld in Buyer’s reasonable discretion.

Section 7.08 Subsequent Documentation. At any time, and from time to time after the Closing Date, upon the reasonable request of a party hereto, and at the expense of such party, the other party shall do, execute, acknowledge and deliver, and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to better assign, transfer, grant, convey, assure and confirm to Buyer, to collect and reduce to possession, any or all of the Mortgage Loans as provided for herein or to effectuate the purpose and carry out the terms of this Agreement. In addition, in the event that Seller determines that it requires access to any documents relating to any Mortgage Loan for accounting, tax, litigation or other purposes, Buyer shall provide such documents to Seller at Seller’s expense. Buyer shall use commercially reasonable efforts to (i) record the Assignments of Mortgages, Deeds and UCC Statements promptly after the Closing, and (ii) to ensure that all bills, services, and accounts pertaining to the maintenance, evaluation and operation of Mortgaged Properties are assumed by Buyer by the Servicing Transfer Date in the manner provided in this Agreement.

Section 7.09 Confidentiality. (a) Buyer and Seller agree that the business strategy, marketing plans and product specifications of either party disclosed in connection with this transaction are confidential and shall not be disclosed by either party to third parties unless such information is (i) required to effect the transactions contemplated herein, (ii) in the public domain or already in the possession of a party prior to the disclosure to it by the other party (including information received lawfully from third parties without an obligation of confidentiality); or (iii) required by law or regulation to be disclosed; provided, however, that either party may disclose said information to third parties who are retained by either party to perform services with respect to this transaction or as necessary to facilitate the securitization (by public offering or otherwise) or any other sale of the Mortgage Loans.

(b) Seller hereby acknowledges and agrees to provide Buyer with two (2) Business Days’ prior written notice with respect to any disclosure permitted under this Section 7.09, together with true and correct copies of the documents, agreements, instruments or other papers, in each case, including all exhibits and schedules annexed thereto, to be disclosed. Notwithstanding anything to the contrary in the foregoing, Seller further acknowledges agrees that Seller shall comply with Subtitle A of Title V of the Gramm-Leach-Bliley Act (codified at 15 U.S.C. § 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (the “FCRA”) and all other applicable law governing its treatment of all personal information about the Mortgagors that is supplied by or on behalf of the Mortgagors, and other customer or consumer specific data deemed to be “nonpublic personal information” under the GLB Act or the FCRA. Seller shall take all reasonable measures to ensure that the such nonpublic personal information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement or of the GLB Act, the regulations promulgated thereunder, the FCRA or other applicable law.

Section 7.10 No Personal Liability for Certain Parties. The liabilities and obligations of the Buyer or the Seller under this Agreement are not the personal obligations of any holder of any interest in or their respective principals, partners, shareholders, officers, directors, agents, employees, or successors or assigns, or any other person (other than Buyer or Seller or a general partner, if any, of Buyer or Seller), it being expressly understood that all such liability of the foregoing persons is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement.

Section 7.11 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

[The remainder of this page was intentionally left blank.]

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

SELLER SIGNATURE PAGE

SELLER INFORMATION

Seller Name: Signature Group Holdings, Inc.
State of Organization: Nevada
Entity Type: C Corp
Notice Address: 15303 Ventura Blvd Suite 1600 Sherman Oaks, CA 91403
Seller’s Custodian and Contact Information: Wells Fargo

SELLER SIGNATURE

The undersigned Seller hereby agrees to the terms of the within Mortgage Loan Purchase and Sale Agreement.

By:	/s/ Jeff Crusinberry

Print Name:	Jeff Crusinberry
Title:	SVP

Date of Signature: 5/9/13

Effective Date of Purchase and Sale Agreement: 5/9/13

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

BUYER SIGNATURE PAGE

BUYER INFORMATION

Buyer Name: Five Mile Capital Residential Mortgage Fund 1 LP
State of Organization: Delaware
Entity Type: Limited Partnership
Notice Address: 301 Tresser Blvd, 12th floor Stamford, CT 06901
Buyer’s Custodian and Contact Information: Wells Fargo / Ester Hoffman
Buyer RESPA Contact: Name: Todd Knoll, Residential Credit Solutions, Inc. Telephone No: 817-321-6124

BUYER SIGNATURE

The undersigned Buyer hereby agrees to the terms of the within Mortgage Loan Purchase and Sale Agreement.

By:	/s/ Thomas A. Kendall
Name:	Thomas A. Kendall
Title:	Managing Member
Date:

Date of Signature: 5/9/13

Effective Date of Purchase and Sale Agreement:

SCHEDULE 1 TO MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

CERTAIN DEFINITIONS

The following words and phrases in the Agreement shall have the following meanings whenever used herein with an initial capital letter:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

Agreement: This Mortgage Loan Purchase and Sale Agreement, including all exhibits, schedules and addenda hereto, and all amendments hereof and supplements hereto.

Assignment or Assignment of Mortgage: An assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of such Mortgage to Buyer.

Bill of Sale and Blanket Assignment of Mortgages: That certain Bill of Sale and Blanket Assignment of Mortgages, in the form attached hereto as Exhibit B, to be delivered by Seller to Buyer on the Closing Date.

Business Day: Any day other than a Saturday, Sunday or day when banks are authorized to be closed under the laws of the State New York.

Buyer: The party identified on the Buyer Signature Page as the “Buyer.”

Buyer RESPA Contact: The party and address identified in the Buyer Signature Page as the “Buyer RESPA Contact.”

Buyer Signature Page: The “Buyer Signature Page” attached to the Agreement.

Buyer’s Servicer: Buyer’s loan servicing agent (or Buyer, if Buyer does not utilize a third party loan servicer) in connection with the Mortgage Loans.

Closing: The payment of the Purchase Price and the purchase of the Mortgage Loans.

Closing Date: May 9, 2013, or such earlier date as the Buyer and the Seller may mutually agree to in writing.

Condemnation Proceeds: The net proceeds actually received by Seller when all or any part of a Mortgaged Property is taken by condemnation or eminent domain proceeding or other transfer in lieu thereof.

Cut-off Date: May 7, 2013, or such other date as is agreed to by Seller and Buyer.

Deed: A special or limited warranty deed or equivalent instrument in recordable form.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Effective Date: The Effective Date set forth in the signed Seller Signature Page.

Governing State: The state in which the Seller’s address for notice purposes is specified as set forth in the Seller Signature Page.

Insurance Proceeds: means proceeds of any hazard policy (or other insurance policy) covering a Mortgaged Property to the extent such proceeds are not to be applied to the restoration of such property.

Interim Servicing Fee: Actual expenses not to exceed 50 basis points per annum multiplied by the outstanding principal balance of Mortgage Loans serviced by Seller or Seller’s servicing agent between the Cut-off Date and the Servicing Transfer Date, prorated for days actually serviced.

Liquidation Proceeds: Cash and any other assets received in connection with the liquidation of a Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property has been acquired in satisfaction of the Mortgage Loan.

MERS: MERSCORP, Inc., its successors and assigns.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Mortgage Note for an adjustable rate Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The Mortgage Loan Documents and Servicing File with respect to a particular Mortgage Loan, all as more particularly described in Exhibit A hereto.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The “Mortgage Loan Documents” with respect to a particular Mortgage Loan, as described in Exhibit A hereto.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit C; the Mortgage Loan Schedule shall include those fields as mutually agreed by the Seller and the Buyer, including, without limitation, a designation of each Mortgage Loan as a first lien.

Mortgage Note: The original note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property and improvements securing repayment of the debt evidenced by a Mortgage Note.

Mortgagee: The Seller or any subsequent holder of a Mortgage Loan.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Remittance Amount: The Remittance Amount, if any, after deducting Interim Servicing Fees and after deducting an amount equal to the sum of all unreimbursed Servicing Advances incurred by Seller’s Servicer during the period from the Cut-off Date through the Servicing Transfer Date.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any Due Date or Due Dates in any month or months subsequent to the month of prepayment.

Purchase Price: The agreed upon price, between Buyer and Seller, to purchase the Mortgage Loans, plus any unpaid interest to the closing date on each Mortgage Loan that is not delinquent more than 30 days as of the Closing Date.

Remittance Amount: All collections of interest and principal on the Mortgage Loans during the period from the Cut-off Date through the related Servicing Transfer Date.

Remittance Date: With respect to the Mortgage Loans, the Servicing Transfer Date, or such other date as the Buyer and the Seller may mutually agree to in writing.

Remittance Report: The final remittance report prepared by Seller’s Servicer and delivered to the Buyer on the Remittance Date.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the total amount remitted by the Buyer to the Seller with respect to such Mortgage Loan on the Closing Date, plus (iii) reasonable third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased.

Seller: The party identified in the Seller Signature Page as the “Seller.”

Seller’s Custodian: The party, if any, identified in the Seller Signature Page as the “Seller’s Custodian.”

Seller’s Escrow Deposit Amount: Has the meaning assigned to such term in Section 6.04 hereof.

Seller’s Servicer: Seller’s loan servicing agent in connection with the Mortgage Loans.

Seller Signature Page: The “Seller Signature Page” attached to the Agreement.

Servicing File: The “Servicing File” with respect to a particular Mortgage Loan, as described in Exhibit A hereto.

Servicing Transfer Date: May 31, 2013, or such earlier date as Buyer and Seller may mutually agree to in writing.

The schedules and exhibits listed below have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Signature Group Holdings, Inc. undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

EXHIBIT A	Contents of Each Mortgage File

EXHIBIT B	Assignment and Bill of Sale and Blanket Assignment of Mortgages

EXHIBIT C	Mortgage Loan Schedule